Filed Pursuant to Rule 424(b)(3)

Registration Statement No. 333-127405

SUPPLEMENT NO. 14 DATED SEPTEMBER 30, 2008 TO THE PROSPECTUS

DATED APRIL 25, 2008 OF CB RICHARD ELLIS REALTY TRUST

We are providing this Supplement No. 14 to you in order to supplement our prospectus dated April 25, 2008. This supplement provides information that shall be deemed part of, and must be read in conjunction with, the prospectus, which was supplemented by Supplement No. 12 dated September 11, 2008 and Supplement No. 13 dated September 22, 2008. Capitalized terms used in this Supplement No. 14 have the same meanings in the prospectus unless otherwise stated herein. The terms “we,” “our,” and “us” and CBRE REIT include CB Richard Ellis Realty Trust and its subsidiaries.

The following information should be read in conjunction with the information in our prospectus, including the sections entitled “Compensation to Investment Advisor and Dealer Manager; Equity Investment by an Affiliate of the Investment Advisor” and “Plan of Distribution.”

Selected Dealer Agreement with Ameriprise Financial Services, Inc.

On September 26, 2008, we entered into a selected dealer agreement with the Dealer Manager, the Investment Advisor, the Sponsor and Ameriprise Financial Services, Inc., or Ameriprise, pursuant to which Ameriprise was appointed as a soliciting dealer in our current initial public offering. Subject to certain limitations set forth in the selected dealer agreement, we, the Dealer Manager, the Investment Advisor and the Sponsor, jointly and severally, have agreed to indemnify Ameriprise against certain liabilities, including liabilities under the Securities Act, and liabilities resulting from the breach by us, the Dealer Manager, the Investment Advisor, or the Sponsor of the selected dealer agreement. In connection with the selected dealer agreement, we separately agreed to indemnify and reimburse the Dealer Manager, the Investment Advisor and the Sponsor under certain circumstances for any amounts each of them is required to pay pursuant to this indemnification.

Fourth Quarter Distribution—Distribution Increase

On September 30, 2008, our board of trustees approved a quarterly distribution to shareholders of $0.15 per common share for the fourth quarter 2008. The distribution will be calculated on a daily basis and paid on January 20, 2009 to shareholders of record during the period October 1, 2008 through and including December 31, 2008.